EXHIBIT 99.1

Cover-All Technologies Inc. Reports Strong First
Quarter 2008 Operating Results

Revenues Up 55%, Net Income Up 314%

FAIRFIELD, NEW JERSEY (May 1, 2008) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced results of operations for the quarter ended March 31, 2008.

Net income for the three months ended March 31, 2008 increased 314% to $580,000 compared to $140,000 for the same period in 2007.  Diluted earnings per share doubled to $0.02 for the first quarter of 2008 from $0.01 for the first quarter of 2007. Revenues for the three months ended March 31, 2008 were $2,996,000 as compared to $1,931,000 in the same period in 2007, representing a 55% increase.

First quarter 2008 shareholder equity increased to $3,160,000 as of March 31, 2008 from $2,285,000 as of December 31, 2007.  Total assets increased to $6,109,000 as of March 31, 2008 compared to $5,864,000 as of December 31, 2007.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated: “We are extremely pleased with our first quarter 2008 financial results.  This performance reflects the continued adoption by our customers of our My Insurance Center™ platform.  We are expanding our delivery bandwidth while maintaining our costs in line with our revenues through improved productivity and technology in order to meet increased demand.

“In the first quarter 2008, revenues increased significantly from existing customers as they continued to expand their use of My Insurance Center.  All our revenue categories increased in the first quarter of 2008 compared to the same period in 2007.  Our license revenue for the three months ended March 31, 2008 was up 244% compared to the three months ended March 31, 2007.  Services revenues, consisting of maintenance, professional services and ASP in the aggregate, were up 33% in the three months ended March 31, 2008 compared to the same period in 2007.

“Our balance sheet continues to show significant growth in assets and shareholder equity.

“We believe that we are well positioned to continue our growth and profitability in 2008.  Our strong customer base has increased interest in our products and capabilities.  The continuing development in 2008 of new My Insurance Center components and services enables us to expand our inventory of offerings available to existing and prospective customers.

“We are focused on building upon and leveraging our capabilities to bring value to our existing and prospective customers.  We remain committed to bringing outstanding value to our customers, shareholders and employees.  We are excited, energized and challenged by the opportunities we continue to see in 2008 and are optimistic about our 2008 annual financial results.”

Conference Call Information

The Company has scheduled a conference call for 2:00 p.m. EDT on Friday, May 2, 2008, at which time it will review results for the quarter ended March 31, 2008.

Teleconference Information: To participate in the Friday teleconference, dial 877-669-3047 (domestic) and 706-634-1767 (international).  The conference ID # is 45877446.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software.  Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc.  All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-Looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 28, 2008, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:
Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

The following is a summary of operating highlights for the three months ended March 31, 2008 and 2007 and the consolidated balance sheet as of March 31, 2008 and December 31, 2007:

Cover-All Technologies Inc. and Subsidiaries
Operating Highlights

	Three months ended March 31,
	2008	2007
	(unaudited)
Revenues:
Licences	$698,000	$203,000
Maintenance	989,000	826,000
Professional Services	855,000	517,000
Application Service Provider Services	454,000	385,000

Total Revenues	2,996,000	1,931,000

Costs and Expenses:
Cost of Sales	1,422,000	1,276,000
Research and Development	216,000	91,000
Sales and Marketing	234,000	110,000
General and Administrative	556,000	277,000
Other Expense (Income), Net	(18,000)	—
Interest Expense, Net	6,000	37,000
Total Costs and Expenses	2,416,000	1,791,000

Income Before Income Taxes	580,000	140,000

Income Taxes	—	—

Net Income	$580,000	$140,000

Basic Earnings Per Common Share	$0.02	$0.01
Diluted Earnings Per Common Share	$0.02	$0.01

Cover-All Technologies Inc. and Subsidiaries
Consolidated Balance Sheet

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$1,039,000	$11,000
Accounts Receivable - Net	2,768,000	3,673,000
Prepaid Expenses	407,000	293,000
Total Current Assets	4,214,000	3,977,000
Property and Equipment - At Cost:
Furniture, Fixtures and Equipment	464,000	467,000
Less: Accumulated Depreciation	(242,000)	(297,000)
Property and Equipment - Net	222,000	170,000
Capitalized Software - Net	1,545,000	1,581,000
Deferred Financing Costs - Net	18,000	26,000
Other Assets	110,000	110,000
Total Assets	$6,109,000	$5,864,000
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$294,000	$579,000
Accrued Liabilities	653,000	1,080,000
Deferred Charges	22,000	22,000
Convertible Debentures	197,000	197,000
Convertible Debentures - Related Party	65,000	66,000
Unearned Revenue	1,577,000	1,488,000
Total Current Liabilities	2,808,000	3,432,000
Long-Term Liabilities:
Deferred Charges	141,000	147,000
Total Long-Term Liabilities	141,000	147,000
Commitments and Contingencies	__	__
Stockholders’ Equity
Common Stock	234,000	232,000
Capital In Excess of Par Value	28,366,000	28,073,000
Accumulated Deficit	(25,440,000)	(26,020,000)
Total Stockholders’ Equity	3,160,000	2,285,000
Total Liabilities and Stockholders’ Equity	$6,109,000	$5,864,000

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